NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Joseph V. Taranto to Remain as CEO of Everest Re Group through 2013;
Dominic J. Addesso Named as Successor

HAMILTON, Bermuda – July 19, 2012 -- Everest Re Group, Ltd. (NYSE: RE) today announced that Joseph V. Taranto has agreed to continue in his role as Chief Executive Officer of the Company through 2013, at which point he will retire from this position. Effective January 1, 2014, Dominic J. Addesso, President, will succeed Mr. Taranto as the Chief Executive Officer.

Joseph V. Taranto stated, “I am pleased to continue to lead our team through next year and that Dom will assume the helm and lead our team for many years thereafter. Dom is an extraordinarily capable, experienced, and ethical executive. Our Company has never been stronger and the future has never been brighter.”

"I am most appreciative of the support and confidence of the Board,” Mr. Addesso said. “I look forward to the challenge of building upon the extraordinary foundation of success set by Joe.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance

Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestregroup.com.